Exhibit 33.3
MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas (collectively the “Company”) is responsible for assessing the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission to determine which criteria are applicable to the Company in respect of the servicing platform described below.  Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform:  Honda Auto Receivables 2009-2 Owner Trust asset-backed securities transaction and Honda Auto Receivables 2010-3 Owner Trust asset-backed securities transaction (the Platform).  The Honda Auto Receivables 2010-3 Owner Trust asset-backed securities transaction was issued on October 28, 2010, and therefore was included in the Platform from October 28, 2010 to March 31, 2011.

Applicable Servicing Criteria:  All servicing criteria set forth in Item 1122(d), except for the following criteria: 1122(d)(1)(i), 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xiv) and 1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the Applicable Servicing Criteria).  Servicing criterion 1122(d)(3)(ii) is applicable to the activities the Company performs with respect to the Platform only as it relates to amounts remitted to investors.

Period:  As of and for the twelve months ended March 31, 2011.

With respect to the Platform and the Period, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

1.  The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria for the Period.

2.  The Company’s management has assessed compliance with the Applicable Servicing Criteria for the Period.  In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.  Based on such assessment, for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria for the Period.

DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Robert Frier
Name: Robert Frier
Its: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Kevin C. Weeks
Name: Kevin C Weeks
Its: Managing Director

By:	/s/ Jenna Kaufman
Name: Jenna Kaufman
Its: Director

Dated: April 26, 2011